Exhibit 3.1

NRG ENERGY, INC.
CERTIFICATE OF DESIGNATIONS

establishing the

Voting Powers, Designations, Preferences, Limitations,

Restrictions, and Relative Rights of

4.0% Convertible Perpetual Preferred Stock

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

          NRG ENERGY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Issuer”), does hereby certify that (i) pursuant to authority conferred upon the Board of Directors of the Issuer by its Amended and Restated Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors authorized the creation and issuance of the Issuer’s 4.0% Convertible Perpetual Preferred Stock (the “Preferred Stock”), and (ii) the following resolution fixing the designations, preferences and rights of such Preferred Stock, which was duly adopted by the Board of Directors, on December 14, 2004, remains in full force and effect. Certain capitalized terms used herein are defined in Article 10.

NOW THEREFORE IT IS RESOLVED, that pursuant to Section 151 of the General Corporation Law of Delaware and the authority expressly granted to and vested in the Board of the Company by the provisions of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company, the Board hereby creates a series of Preferred Stock, par value $0.01 per share, to consist initially of 420,000 shares, with the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions as set forth in this Certificate of Designations:

1. Designation and Number of Shares

     1.1 The series will be known as the 4.0% Convertible Perpetual Preferred Stock.

     1.2 The Preferred Stock will be a series consisting of 420,000 shares with a Liquidation Preference of $1,000 per share of the authorized but unissued preferred stock of the Issuer.

2. Dividends

     2.1 Payment of Dividends

          (a) Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, cash dividends at the annual rate of 4.0% of the Liquidation Preference per share. Such dividends shall be payable in arrears in equal amounts quarterly on each Dividend Payment Date, beginning March 15, 2005, in preference to, and in priority over, dividends on any Junior Stock but subject to the rights of any Holders of Senior Stock or Parity Stock.

          (b) Dividends shall be cumulative from the initial date of issuance or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Issuer are legally available for the payment of such dividends. Each such dividend shall be payable to the Holders of record of shares of the Preferred Stock, as they appear on the Issuer’s stock register at the close of business on a Dividend Payment Record Date. Accumulated and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to Holders of record on the date not more than 60 days nor fewer than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors.

          (c) Accumulated and unpaid dividends for any past Dividend Period (whether or not earned and declared) shall cumulate dividends at the annual rate of 4.0% and shall be payable in the manner set forth in this Section 2.1.

          (d) The amount of dividends payable for each full Dividend Period for the Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Dividends on the shares of Preferred Stock, including Liquidated Damages, if any, will be payable in cash. Holders of Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Preferred Stock.

          (e) No dividend shall be declared or paid or set apart for payment or other distribution declared or made, whether in cash, obligations or shares of Capital Stock of the Issuer or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Issuer through a sinking fund or otherwise, unless all accumulated and unpaid dividends, including Liquidated Damages, if any, through the most recent Dividend Payment Date (whether or not there are funds of the Issuer legally available for the payment of dividends) on the shares of Preferred Stock and any Parity Stock have been or contemporaneously are declared and paid in full or set apart for payment; provided, however, that, notwithstanding any provisions of this paragraph (e) to the contrary, the Issuer may redeem, repurchase or otherwise acquire for consideration Parity Stock pursuant to a purchase or exchange offer made on the same terms to all Holders of such Preferred Stock and Parity Stock. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock, all dividends declared on the Preferred Stock and any other Parity Stock shall be declared and paid either (i) pro rata so that the amount of dividends so declared on the shares of Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Preferred Stock and such class or series of Parity Stock bear to each other or (ii) on another basis that is at least as favorable as clause (i) to the Holders of the Preferred Stock entitled to receive such dividends.

          (f) Upon a Registration Default, liquidated damages shall accumulate on the Preferred Stock at the rate of 0.25% per annum, whether or not funds of the Issuer are legally available for the payment of such liquidated damages, (such liquidated damages, the “Liquidated Damages”), from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

3. Ranking

     3.1 The Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer, rank:

          (a) senior to all classes of Common Stock and each other class of Capital Stock or series of preferred stock issued by the Issuer, the terms of which expressly provide that such class or series will rank junior to the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer (collectively, with the Common Stock, referred to as the “Junior Stock”);

          (b) on a parity with any class of Capital Stock or series of preferred stock issued by the Issuer, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Issuer (collectively referred to as “Parity Stock”);

          (c) junior to each class of Capital Stock (including warrants, rights, calls or options exercisable or convertible into warrants, rights or calls) or series of preferred stock issued by the Issuer, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding up or dissolution of the Issuer (collectively referred to as “Senior Stock”); and

          (d) junior to all the Issuer’s existing and future debt obligations and all of its Subsidiaries’ (i) existing and future liabilities and (ii) Capital Stock held by Persons other than the Issuer or its Subsidiaries.

     3.2 Except as otherwise provided herein, the Issuer is entitled to amend the Certificate of Incorporation to authorize one or more additional series of preferred stock, file certificates of designation, and issue without restriction from time to time, any series of Junior Stock, Parity Stock or Senior Stock.

4. Conversion

     4.1 Conversion Rights

          Each Holder of Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Article 4, any or all of such Holder’s shares of Preferred Stock. In such case, the shares of Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares of Common Stock as is equal to the Conversation Rate then in effect, except that with respect to any share that shall be called for redemption such, right shall terminate at 5:00 p.m., New York City time, on the second Business Day prior to the Redemption Date unless the Issuer shall default in making the payment due upon redemption thereof.

     4.2 Conversion Procedures

     (a) Conversion of shares of the Preferred Stock may be effected by any Holder thereof upon the surrender to the Issuer, at the principal office of the Issuer or at the office of the Transfer Agent as may be designated by the Board of Directors, of the certificate or certificates for such shares of Preferred Stock to be converted accompanied by a complete and manually signed Conversion Notice (as set forth in the form of Preferred Stock certificate attached hereto) along with (i) appropriate endorsements and transfer documents as required by the Transfer Agent and (ii) if required pursuant to Section 4.3, funds equal to the dividend payable on the next Dividend Payment Date. In case such Conversion Notice shall specify a name or names other than that of such Holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names.

Other than such taxes, the Issuer shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Preferred Stock pursuant hereto. The conversion of the Preferred Stock will be deemed to have been made on the date (the “Conversion Date”) such certificate or certificates have been surrendered and the receipt of such Conversion Notice and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Issuer that such taxes have been paid). Promptly (but no later than five Business Days) following the Conversion Date, the Issuer shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the Holder of shares of the Preferred Stock being converted (or such Holder’s transferee) shall be entitled, and (ii) if less than the full number of shares of the Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. On the Conversion Date, the rights of the Holder of the Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

          (b) Anything herein to the contrary notwithstanding, in the case the Preferred Stock is held in global form, the Conversion Notice may be delivered and shares of the Preferred Stock representing beneficial interests in respect of such Preferred Stock in global form may be surrendered for conversion in accordance with the applicable procedures of DTC as in effect from time to time.

     4.3 Dividend and Other Payments Upon Conversion

          (a) If a Holder of shares of Preferred Stock exercises conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date. On conversion of the Preferred Stock, except for conversion during the period from the close of business on any Dividend Payment Record Date corresponding to a Dividend Payment Date to the close of business on the Business Day immediately preceding such Dividend Payment Date, in which case the Holder on such Dividend Payment Record Date shall receive the dividends payable on such Dividend Payment Date, accumulated and unpaid dividends on the converted share of Preferred Stock shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Preferred Stock being converted pursuant to the provisions hereof. Shares of the Preferred Stock surrendered for conversion after the close of business on any Dividend Payment Record Date for the payment of dividends declared and before the opening of business on the Dividend Payment Date corresponding to that Dividend Payment Record Date must be accompanied by a payment to the Issuer in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date; provided that a Holder of shares of the Preferred Stock on a Dividend Payment Record Date who converts such shares into shares of Common Stock on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such shares of the Preferred Stock on such Dividend Payment Date, and such Holder need not include payment to the Issuer of the amount of such dividend upon surrender of shares of the Preferred Stock for conversion.

          (b) Notwithstanding the foregoing, if shares of the Preferred Stock are converted during the period between the close of business on any Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date and the Issuer has called such shares of the Preferred Stock for redemption during the period between the close of business on any Dividend Record Date and the close of business on the business day immediately succeeding such Dividend Record Date, or the Issuer has designated a Fundamental Change Purchase Date during such period, then, in each case, the Holder who tenders such shares for conversion shall receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of shares of the Preferred Stock for conversion.

     4.4 Fractional Shares

          In connection with the conversion of any shares of the Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Issuer shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Stock on the Conversion Date, rounded to the nearest whole cent.

     4.5 Total Shares

          If more than one share of the Preferred Stock shall be surrendered for conversion by the same Holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Preferred Stock so surrendered.

     4.6 Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock

          (a) The Issuer shall: (a) at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Preferred Stock such number of its authorized but unissued shares of Common Stock, or shares of Common Stock held in treasury, as shall from time to time be sufficient if necessary to permit the conversion of all outstanding shares of the Preferred Stock; (b) prior to the delivery of any securities that the Issuer shall be obligated to deliver upon conversion of the Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Issuer (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the Preferred Stock hereunder); and (c) ensure that all shares of Common Stock delivered upon conversion of the Preferred Stock, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

          (b) The Company agrees to use its commercially reasonable best efforts to secure as soon as practicable the approval of the New York Stock Exchange (the “NYSE”) for the listing of authorized but unissued shares of Common Stock of the Company sufficient to permit the conversion of all outstanding shares of the Preferred Stock. Until such time as the Company shall have obtained such approval from the NYSE, all conversions of shares of the Preferred Stock shall be satisfied using shares of Common Stock of the Company held in treasury and, until such approval has been obtained from the NYSE, the Company shall reserve at all times a sufficient number of shares of Common Stock in treasury for such conversions. The Company shall have no further obligations under this paragraph after such approval has been obtained from the NYSE.

     4.7 The Conversion Price shall be subject to adjustment from time to time as follows:

          (a) Stock Splits and Combinations. In case the Issuer shall (i) subdivide the outstanding shares of Common Stock into a greater number of shares, (ii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (iii) issue by reclassification of the shares of Common Stock any shares of Capital Stock of the Issuer, the Conversion Price shall be adjusted so that the Holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or been entitled to receive had such shares of Preferred Stock been surrendered for conversion immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph (a) shall become effective immediately at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

          (b) Stock Dividends in Common Stock. In case the Issuer shall at any time or from time to time after the original issuance date of the Preferred Stock pay a dividend or make a distribution in shares of Common Stock on any class of Capital Stock of the Issuer other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in Section 4.7(a) above, the Conversion Price shall be adjusted so that the Holder of each share of Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of Common Stock determined by multiplying (1) the applicable Conversion Price by (2) a fraction, the numerator of which shall be the number of shares of Common Stock theretofore outstanding and the denominator of which shall be the sum of such number of shares and the total number of shares issued in such dividend or distribution.

          (c) Issuance of Rights or Warrants. In case the Issuer shall issue to all or substantially all Holders of Common Stock rights or warrants entitling such Holders (for a period commencing no earlier than the date of distribution and expiring not more than 45 days after the record date for such distribution) to subscribe for or purchase shares of Common Stock at a price per share less than the average Closing Sale Price for the 10 Trading Days immediately preceding the date the distribution of such rights or warrants was first publicly announced by the Issuer, the Conversion Price shall be decreased so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for such issue by a fraction,

     (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such date of public announcement, plus the number of shares of Common Stock that the aggregate subscription or purchase price for the total number of shares of Common Stock offered by the rights or warrants so issued would purchase at such average Closing Sale Price, and

     (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such date of public announcement, plus the number of additional shares of Common Stock offered by such rights or warrants.

          Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after such record date. If at the end of the period during which such rights or warrants are exercisable not all rights or warrants have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been upon application of the foregoing adjustment substituting the number of additional shares of Common Stock actually issued for the total number of shares of Common Stock offered.

          (d) Distribution of Indebtedness, Capital Stock, Securities or Assets. In case the Issuer shall distribute to all or substantially all Holders of Common Stock any shares of Capital Stock or evidences of indebtedness, other securities or other assets (excluding (i) those rights or warrants referred to in Section 4.7(c); (ii) those dividends, distributions, subdivisions, combinations and reclassifications referred to in Sections 4.7(a)-(b); and (iii) those dividends and distributions paid in cash referred to in Section 4.7(g)), then in each such case the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date of such distribution by a fraction,

     (i) the numerator of which shall be the Market Value on the record date for the determination of Holders of Common Stock entitled to receive such distribution less the fair market value on such record date (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the Capital Stock or evidences of indebtedness, securities or assets so distributed or of such rights or warrants, in each case applicable to one share of Common Stock, and

     (ii) the denominator of which shall be the Market Value on such record date,

such adjustment to become effective immediately after the record date for such distribution.

          Notwithstanding the foregoing, in case the Issuer shall distribute to all Holders of Common Stock any shares of Capital Stock of, or similar equity interest in, a Subsidiary or other business unit of the Issuer, the Conversion Price will be adjusted based on the fair market value of the securities so distributed relative to the Market Value of the Common Stock, in each case based on the average Closing Sales Prices of those securities for the 10 Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

          (e) Tender or Exchange Offer. In case the Issuer or any Subsidiary makes a payment to Holders of Common Stock in respect of a tender or exchange offer for Common Stock to the extent that the consideration per share of Common Stock has a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction,

     (i) the numerator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, and

     (ii) the denominator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to Holders of Common Stock based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares of Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If the Issuer is obligated to purchase shares pursuant to any such tender or exchange offer, but the Issuer is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such tender or exchange offer had not been made.

          (f) Tender or Exchange Offer by a Person other than the Issuer. In case a Person other than the Issuer or any Subsidiary makes a payment to Holders of Common Stock in respect of a tender or exchange offer for Common Stock for an amount that increases the offeror’s ownership of Common Stock to more than 25% of the total outstanding shares of Common Stock and to the extent that the consideration per share of Common Stock has a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that as of the last time (the “Offer Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the Offer Expiration Time, and in which, as of the Offer Expiration Time, the Board of Directors is not recommending rejection of the offer, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Offer Expiration Time by a fraction,

     (i) the numerator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Offer Expiration Time multiplied by the Closing Sale Price of the Common Stock on the Trading Day next succeeding the Offer Expiration Time, and

     (ii) the denominator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to Holders of Common Stock based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares of Common Stock validly tendered or exchanged and not withdrawn as of the Offer Expiration Time (the shares deemed so accepted up to any such maximum being referred to as the “Accepted Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Accepted Purchased Shares) at the Offer Expiration Time and the Closing Sale Price of the Common Stock on the Trading Day next succeeding the Offer Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Offer Expiration Time. If such Person is obligated to purchase shares pursuant to any such tender or exchange offer, but such Person is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such tender or exchange offer had not been made. Notwithstanding the foregoing, the adjustment described in this paragraph (f) shall not be made if, as of the Offer Expiration Time, the offering documents with respect to such offer disclose a plan or intention to cause the Issuer to engage in any transaction described in Section 4.7(h).

          (g) Cash Distributions or Cash Dividends. In case the Issuer shall declare a cash dividend or cash distribution (excluding any dividend or distribution in connection with the liquidation, winding up or dissolution of the Issuer) to all or substantially all of the Holders of Common Stock, the Conversion Price shall be decreased so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business of the record date for such dividend or distribution by a fraction,

     (i) the numerator of which shall be the average Closing Sale Price of a share of Common Stock for the three consecutive Trading Days ending on the Trading Day immediately preceding the record date for such dividend or distribution (the “Pre-Dividend Sale Price”), minus the full amount of such dividend or distribution to the extent payable in cash applicable to one share of Common Stock, and

     (ii) the denominator of which shall be the Pre-Dividend Sale Price,

such adjustment to become effective immediately after the record date for such dividend or distribution; provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion, in addition to the Common Stock issuable upon such conversion, the amount of cash such Holder would have received had such Holder converted its Preferred Stock immediately prior to the record date for such cash dividend or cash distribution at the Conversion Price in effect at such time. If such cash dividend or cash distribution is not so paid or made, the Conversion Price shall again be adjusted to be the

Conversion Price that would then be in effect if such dividend or distribution had not been declared.

          (h) Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege. In case any of the following events (in which Holders of Common Stock would be entitled to receive stock, other securities, other property, assets or cash for their Common Stock) occur, namely (i) any reclassification of our Common Stock; (ii) a consolidation, merger or combination involving the Issuer or (iii) a sale or conveyance of all or substantially all of the properties and assets of the Issuer to any another Person, the Holder of each share of Preferred Stock outstanding immediately prior to the occurrence of such events shall have the right upon any subsequent conversion to receive (but only out of legally available funds of the Issuer, to the extent required by applicable law) the kind and amount of stock, other securities, other property, assets or cash that such Holder would have received if such share had been converted immediately prior thereto. In such a case, any increase in the Conversion Rate by Additional Shares as described in Section 4.7(i) will not be payable in shares of Common Stock, but will represent a right to the aggregate amount of securities, cash and other property into which the Additional Shares would convert upon such reclassification, consolidation, merger, combination, sale or conveyance. Notwithstanding the first sentence of this paragraph (h), if the Issuer elects to adjust the Conversion Rate and conversion obligations as described in Section 4.7(j), the provisions described in that section will apply instead of the provisions described in the first sentence of this paragraph.

     (i) Adjustment to Conversion Rate upon a Fundamental Change.

     (i) If a Fundamental Change occurs and 10% or more of the consideration for the shares of Common Stock (other than cash payments for fractional shares and cash payments made in respect of a dissenters’ appraisal rights) in such Fundamental Change transaction consists of cash, or other property or securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, the Issuer will decrease the Conversion Price for the Preferred Stock which will increase the number of shares of Common Stock issuable upon conversion (the “Additional Shares”) during the Fundamental Change Conversion Period as set forth in this paragraph (i). A Holder of shares of Preferred Stock may only elect to convert its shares of Preferred Stock in connection with such Fundamental Change transaction at any time from and after the date which is 15 days prior to the anticipated effective date of such Fundamental Change transaction until and including the date which is 15 days after the Effective Date of such Fundamental Change transaction (the “Fundamental Change Conversion Period”). The number of Additional Shares will be determined by reference to the table set forth in this paragraph (i), based on the date on which such Fundamental Change transaction becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per share of Common Stock in such Fundamental Change transaction. If Holders of shares of Common Stock receive only cash in such Fundamental Change transaction, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Closing Sale Price of the shares of Common Stock on the five Trading Days prior to but not including the Effective Date of such Fundamental Change transaction. The Stock Prices set forth in the table below will be adjusted as of any date on which the Conversion Rate is adjusted. On such date the Stock Prices will be adjusted by multiplying the Stock Prices applicable immediately prior to such Conversion Rate adjustment, by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment giving rise to the share price adjustment.

     (ii) The following table sets for the hypothetical Stock Price and number of shares of Additional Shares issuable per share of Preferred Stock:

	Stock Price on Date of Fundamental Change
Effective Date	$32.12	$34.00	$36.00	$38.00	$40.00	$50.00	$60.00	$70.00	$80.00	$100.00	$150.00	$200.00
December 20, 2004	6.7137	6.1242	5.5908	5.1360	4.7421	3.4207	2.6742	2.1956	1.8595	1.4111	0.8335	0.5478
December 15, 2005	6.1068	5.5114	4.9782	4.5286	4.1462	3.4193	2.6731	2.1946	1.8586	1.1735	0.6968	0.4605
December 15, 2006	5.4692	4.8556	4.3125	3.8612	3.4832	3.4179	2.6719	2.1936	1.8578	0.9120	0.5444	0.3616
December 15, 2007	4.7958	4.1423	3.5716	3.1065	2.7252	3.4165	2.6707	2.1926	1.8569	0.6273	0.3763	0.2511
December 15, 2008	4.1042	3.3595	2.7177	2.2092	1.8100	3.4172	2.6713	2.1932	1.8574	0.3229	0.1945	0.1303
December 15, 2009	3.6828	2.6882	1.7198	0.8893	0.2157	3.4179	2.6718	2.1937	1.8579	0.0000	0.0000	0.0000
December 15, 2010	3.6400	2.6566	1.6980	0.8124	0.0035	3.4165	2.6707	2.1927	1.8570	0.0000	0.0000	0.0000
December 15, 2011	3.6466	2.6606	1.7001	0.8136	0.0035	3.4109	2.6660	2.1887	1.8536	0.0000	0.0000	0.0000
December 15, 2012	3.6559	2.6670	1.7041	0.8158	0.0035	3.4096	2.6648	2.1877	1.8527	0.0000	0.0000	0.0000
December 15, 2013	3.6687	2.6766	1.7109	0.8195	0.0028	3.4082	2.6637	2.1867	1.8519	0.0000	0.0000	0.0000
December 15, 2014	3.6823	2.6860	1.7166	0.8230	0.0021	3.4068	2.6625	2.1857	1.8510	0.0000	0.0000	0.0000

     (iii) The maximum amount of Additional Shares payable shall be 6.7137 per share of Preferred Stock, subject to adjustment. Notwithstanding the provisions in this paragraph (i), in no event will the total number of shares of Common Stock issuable upon conversion exceed approximately 31.1333 per share of Preferred Stock, subject to adjustments in the same manner as the Conversion Price is adjusted as set forth in this Section 4.7. The exact Stock Price and Effective Date may not be set forth on the above table, in which case if the Stock Price is: (A) between two Stock Price amounts on the table or the Effective Date is between two dates on the table, the number of Additional Shares will be determined by a straight-line interpolation between the number of shares of Additional Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year; (B) equal to or in excess of $200 per share (subject to adjustment), no shares of Additional Shares will be issued upon conversion; or (C) less than $32.12 per share (subject to adjustment), no shares of Additional Shares will be issued upon conversion.

     (iv) Notice must be given by the Issuer to all Holders of Preferred Stock at least 15 Trading Days prior to the anticipated Effective Date notifying the Holders as to the election by the Issuer to either increase the Conversion Rate as provided in this paragraph (i) or adjust the Conversion Rate as provided in Section 4.7(j). Notice must also be given by the Issuer to all Holders of Preferred Stock notifying such Holders that such Fundamental Change has become effective.

     (j) Conversion After a Public Acquirer Fundamental Change.

     (i) Notwithstanding Section 4.7(i) above, in the event of a Public Acquirer Fundamental Change, the Issuer may, in lieu of increasing the Conversion Rate by additional shares pursuant to Section 4.7(i) above, elect to adjust the Conversion Rate and the related conversion obligation such that, from and after the Effective Date of such

Public Acquirer Fundamental Change, the Holders of the shares of Preferred Stock will be entitled to convert their shares of the Preferred Stock into a number of shares of Public Acquirer Common Stock that have been registered, or the resale of which will be registered under the Act, by multiplying the Conversion Rate in effect immediately before the Public Acquirer Fundamental Change by a fraction,

     (1) The numerator of which will be (i) in the case of a consolidation, merger or binding share exchange, pursuant to which shares of Common Stock are converted into or exchanged for the right to receive cash, securities or other property, the average value of all cash and any other consideration (as determined by the Board of Directors) paid or payable per share of Common Stock or (ii) in the case of any other Public Acquirer Fundamental Change, the average of the Closing Sale Price of the Common Stock for the five consecutive Trading Days prior to but excluding the Effective Date of such Public Acquirer Fundamental Change, and

     (2) The denominator of which will be the average of the last Closing Sale Prices of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the Effective Date of such Public Acquirer Fundamental Change.

     (ii) If the Issuer elects to adjust the Conversion Rate and conversion obligation in connection with a Public Acquirer Fundamental Change, Holders of the Preferred Stock will not have the right to require the Issuer to repurchase their Preferred Stock pursuant to Article 6 or to convert at an adjusted Conversion Rate as described in Section 4.7(i). For the purposes of this paragraph (j), a “Public Acquirer Fundamental Change” means any Fundamental Change that would otherwise obligate the Issuer to increase the Conversion Rate pursuant to Section 4.7(i) and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with such Fundamental Change (the “Public Acquirer Common Stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “Public Acquirer Common Stock” if a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement; and in each case such Person has taken all necessary action to ensure that upon conversion of the shares of Preferred Stock into such class of common stock, such class of common stock will not be treated as “restricted securities” and will otherwise be eligible for immediate sale in the public market by non-affiliates of the Issuer absent a registration statement, and all references to Public Acquirer Common Stock will refer to such class of common stock. “Majority owned” for these purposes means having the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

     (iii) Upon the decision of the Issuer to adjust the Conversion Rate and related conversion obligation upon a Public Acquirer Fundamental Change, Holders of the Preferred Stock may convert their shares of Preferred Stock at the adjusted Conversion Rate described in this paragraph (j); however, such Holders will not be entitled to the increased Conversion Rate pursuant to Section 4.7(i).

     (iv) The registered shares of Public Acquirer Common Stock, or the shares of Public Acquirer Common Stock registered for resale, as the case may be, shall be listed, or approved for listing subject only to the official notice of issuance, on a national securities exchange or the Nasdaq National Market.

     (k) There shall be no adjustment of the Conversion Rate:

     (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Capital Stock of the Issuer and the investment of additional optional amounts in shares of Common Stock under any plan;

     (ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Issuer or any Subsidiaries;

     (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in subsection (ii) and outstanding as of the date the Preferred Stock was first issued;

     (iv) for a change in the par value of the Common Stock;

     (v) for accumulated and unpaid dividends on the Preferred Stock, including Liquidated Damages; or

     (vi) for any event in which the Holders of Preferred Stock will otherwise participate in such event without conversion solely as a Holder of Preferred Stock.

          (l) To the extent that any shareholder rights plan is adopted by the Issuer, upon conversion of shares of Preferred Stock into shares of Common Stock, a Holder will receive, in addition to shares of Common Stock, the rights under such rights plan, unless the rights have separated from shares of Common Stock at the time of conversion, in which case the Conversion Rate will be adjusted as if shares of Capital Stock or evidences of indebtedness, other securities or other assets were distributed to all Holders of shares of Common Stock as described in Section 4.7(d), subject to readjustment in the event of the expiration, termination or redemption of such rights.

          (m) Anything in the above Sections 4.7(a)-(j) to the contrary notwithstanding, the Issuer shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect. In the event that, at any time as a result of the provisions of this paragraph, the Holder of shares of Preferred Stock upon subsequent conversion shall become entitled to receive any shares of Capital Stock of the Issuer other than Common Stock, the number of such other shares so receivable upon conversion of shares of Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

          (n) There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Issuer in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as set forth in the above Sections 4.7(a)-(j).

          (o) In any case in which the above Sections 4.7(a)-(j) require that an adjustment as a result of any event become effective from and after a record date, the Issuer may elect to defer until after the occurrence of such event (i) issuing to the Holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and (ii) paying to such Holder any amount in cash in lieu of a fractional share of Common Stock.

          (p) If the Issuer shall take a record of the Holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by the above Sections 4.7(a)-(j) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

          (q) The Issuer may, from time to time, increase the Conversion Rate if the Board of Directors has made a determination that this increase would be in the best interests of the Issuer. Any such determination by the Board of Directors will be conclusive. In addition, the Issuer may increase the Conversion Rate if the Board of Directors deems it advisable to avoid or diminish any income tax to Holders of Common Stock resulting from any stock or rights distribution.

5. Optional Redemption of Preferred Stock

     5.1 Shares of the Preferred Stock may not be required to be redeemed prior to December 20, 2009. On or after December 20, 2009, the Issuer shall have the option to redeem, subject to Section 5.9, some or all shares of the Preferred Stock at a Redemption Price of 100% of the Liquidation Preference, together with accumulated and unpaid dividends (including Liquidated Damages), if any, to the Redemption Date, upon not less than 30 nor more than 90 days’ prior written notice (the “Redemption Notice”).

     5.2 In the event the Issuer shall elect to redeem shares of the Preferred Stock pursuant to Section 5.1 hereof:

          (a) The Issuer must send the Redemption Notice by first class mail to each Holder of Preferred Stock not fewer than 30 days nor more than 90 days prior to the Redemption Date.

          (b) The Issuer must (i) publish the information provided in the Redemption Notice once in a daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, the City of New York, (ii) issue a press release containing such information and (iii) publish such information on the Issuer’s web site on the World Wide Web.

     5.3 If the Issuer gives notice of redemption, then by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Issuer shall, with respect to:

          (a) shares of Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC cash sufficient to pay the Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to Holders of such shares of Preferred Stock; and

          (b) shares of Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Transfer Agent cash sufficient to pay the Redemption Price and will give the Transfer Agent irrevocable instructions and authority to pay the redemption price to Holders of such shares of Preferred Stock upon surrender of their certificates evidencing their shares of Preferred Stock.

     5.4 If on the Redemption Date, DTC and/or the Transfer Agent holds or hold cash sufficient to pay the Redemption Price for the shares of Preferred Stock delivered for redemption as set forth herein, dividends will cease to accumulate as of the Redemption Date on those shares of Preferred Stock called for redemption and all rights of Holders of such shares will terminate except for the right to receive the Redemption Price.

     5.5 Payment of the Redemption Price shall be conditioned upon book-entry transfer of or physical delivery of certificates representing the Preferred Stock, together with necessary endorsements, to the Transfer Agent at any time after delivery of the Redemption Notice. Payment of the Redemption Price shall be made (a) if book-entry transfer of or physical delivery of the Preferred Stock has been made by or on the Redemption Date, on the Redemption Date, or (b) if book-entry transfer of or physical delivery of the Preferred Stock has not been made on such date, at the time of book-entry transfer of or physical delivery of the Preferred Stock.

     5.6 If the Redemption Date falls after a Dividend Payment Record Date and before the related Dividend Payment Date, Holders of the shares of Preferred Stock at the close of business on that Dividend Payment Record Date will be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date. The Redemption Price payable on such Redemption Date will include only the Liquidation Preference, but will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.

     5.7 In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors.

     5.8 Upon surrender of a certificate or certificates representing shares of the Preferred Stock that is or are redeemed in part, the Issuer shall execute and the Transfer Agent shall authenticate and deliver to the Holder, a new certificate or certificates representing shares of Preferred Stock in an amount equal to the unredeemed portion of the shares of Preferred Stock surrendered for partial redemption.

     5.9 Notwithstanding the foregoing provisions of this Article 5, unless full cumulative dividends (whether or not declared) on all outstanding shares of Preferred Stock have been paid or contemporaneously are declared and paid or set apart for payment for all Dividend Periods terminating on or before the Redemption Date, none of the shares of Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless pursuant to a purchase or exchange offer made on the same terms to all Holders of Preferred Stock or Parity Stock. The Issuer may not redeem the Preferred Stock if (i) as of the date of the mailing of the Redemption Notice of any redemption pursuant to this Article 5, such redemption would, if such date were the Redemption Date, reduce the net assets of the Issuer remaining after such redemption below twice the aggregate amount payable upon voluntary or involuntary liquidation, dissolution or winding up to Holders of Senior Stock or Parity Stock upon such liquidation, dissolution or winding up or (ii) all accumulated dividends for the current and all prior Dividend Periods have not been declared and paid or have not been declared and set apart for payment on all shares of the Issuer having a right to cumulative dividends.

6. Fundamental Changes

     6.1 Repurchase Right

          (a) If there shall occur a Fundamental Change, shares of Preferred Stock shall be purchased by the Issuer at the option of Holders thereof as of the date specified by the Issuer that is not less than 30 Business Days nor more than 60 Business Days after the occurrence of the Fundamental Change (the “Fundamental Change Purchase Date”), subject to satisfaction by or on behalf of any Holder of the requirements set forth in Section 6.3. The purchase price shall be paid in cash at a price equal to 100% of the Liquidation Preference of the Preferred Stock to be purchased, together with accumulated and unpaid dividends (including Liquidated Damages), if any, to, but excluding, the Fundamental Change Purchase Date, unless such date falls after a record date and on or prior to the corresponding Dividend Payment Date, in which case (i) the Issuer will pay the full amount of accumulated and unpaid dividends payable on such Dividend Payment Date only to the Holder of record at the close of business on the corresponding Dividend Payment Record Date and (ii) the purchase price payable on the Fundamental Change Purchase Date will include only the Liquidation Preference, but will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.

          (b) Notwithstanding the foregoing, Holders of shares of Preferred Stock shall not have the right to require the Issuer to repurchase shares of Preferred Stock upon a Fundamental Change if either (i) the Closing Sale Price per share of Common Stock for any five Trading Days within the period of ten consecutive Trading Days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the applicable Conversion Price of the Preferred Stock in effect immediately before the Fundamental Change or the public announcement thereof or (ii) shares of Common Stock are changed into or exchanged for, in addition to any other consideration, securities of the surviving person that represent, immediately after such transaction, 50% or more of the aggregate voting power of the Voting Stock of the surviving person.

          (c) Holders of shares of Preferred Stock shall not have the right to require the Issuer to repurchase shares of Preferred Stock upon a Fundamental Change (i) unless such purchase complies with Section 4.07 of the Indenture dated December 23, 2003, between the Issuer and Law Debenture Trust Company of New York governing the Issuer’s 8% Second Priority Secured Notes due 2013, as amended or supplemented, and the Credit Agreement, dated December 23, 2003, by and among the Company, NRG Power Marketing Inc., the Lenders party thereto and Credit Suisse First Boston, as such Credit Agreement may be amended, restated, modified, refinanced, replaced or otherwise supplemented from time to time and (ii) unless and until the Board of Directors has approved such Fundamental Change or elected to take a neutral position with respect to such Fundamental Change.

     6.2 Notice to Holders

          (a) Within 30 Business Days after the occurrence of a Fundamental Change, the Issuer shall mail a written notice of the Fundamental Change to each Holder of Preferred Stock, issue a press release containing such notice and publish such notice on its website on the World Wide Web. The notice shall include the form of a Fundamental Change Purchase Notice to be completed by the Holder and shall state, among other things:

     (i) The date of such Fundamental Change and, briefly, the events causing such Fundamental Change;

     (ii) the date by which the Fundamental Change Purchase Notice pursuant to this Article 6 must be given;

     (iii) the last date on which the purchase right may be exercised;

     (iv) the Fundamental Change purchase price;

     (v) the Fundamental Change Purchase Date;

     (vi) the name and address of the Transfer Agent;

     (vii) the Conversion Rate and any adjustments thereto;

     (viii) that the Preferred Stock as to which a Fundamental Change Purchase Notice has been given may be converted into Common Stock pursuant to this Certificate of Designations only to the extent that the Fundamental Change Purchase Notice has been withdrawn in accordance with the terms of this Certificate of Designations; and

     (ix) the procedures that a Holder of the Preferred Stock must follow to exercise rights under this Article 6.

     6.3 Conditions to Purchase

          (a) A Holder of shares of Preferred Stock may exercise its rights specified in Section 6.1 upon delivery of a written notice (which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form) of the exercise of such rights (a “Fundamental Change Purchase Notice”) to the Transfer Agent at any time prior to the close of business on the Business Day immediately before the Fundamental Change Purchase Date. The Fundamental Change Purchase Notice shall state, among other things:

     (i) if certificated shares of Preferred Stock have been issued, the Preferred Stock certificate numbers, or if not, such information as may be required under applicable DTC procedures;

     (ii) the number of shares of Preferred Stock to be purchased; and

     (iii) that the Issuer shall purchase such Preferred Stock pursuant to the applicable provisions of the Preferred Stock and this Certificate of Designations.

          (b) The book-entry transfer or delivery of such share of Preferred Stock to be purchased (together with all necessary endorsements) to the Transfer Agent at the office of such Transfer Agent shall be a condition to the receipt by the Holder of the Fundamental Change purchase price.

          (c) Any purchase by the Issuer contemplated pursuant to the provisions of this Section 6.3 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Fundamental Change Purchase Date and the time of book-entry transfer or delivery of such share of Preferred Stock to the Transfer Agent in accordance with this Section 6.3.

     6.4 Withdrawal of Fundamental Change

          (a) Notwithstanding anything herein to the contrary, any Holder of Preferred Stock delivering to the Transfer Agent the Fundamental Change Purchase Notice shall have the right to withdraw such Fundamental Change Purchase Notice in whole or as to a portion thereof at any time prior to the close of business on the Business Day before the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Transfer Agent in accordance with this Section 6.4. The Transfer Agent shall promptly notify the Issuer of the receipt by it of any Fundamental Change Purchase Notice or written withdrawal thereof. The written withdrawal shall specify, among other things:

     (i) if certificated shares of Preferred Stock have been issued, the certificate numbers for such shares in respect of which such notice of withdrawal is being submitted, or if not, such information as may be required under applicable DTC procedures;

     (ii) the number of shares of Preferred Stock with respect to which such notice of withdrawal is being submitted;

     (iii) the number of shares of Preferred Stock, if any, that remain subject to the original Fundamental Change Purchase Notice and have been or will be delivered for purchase by the Issuer.

          (b) The Transfer Agent will promptly return to the respective Holders thereof any shares of Preferred Stock with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with this Certificate of Designations, in which case, upon such return, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

     6.5 Effect of Fundamental Change Purchase Notice

          Upon the receipt by the Transfer Agent of the Fundamental Change Purchase Notice, the Holder of the shares of Preferred Stock in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn) thereafter be entitled to receive the purchase price with respect to such shares of Preferred Stock, subject to Section 6.3. Such purchase price shall be paid to such Holder promptly following the later of (a) the Fundamental Change Purchase Date with respect to such shares of Preferred Stock and (b) the time of book-entry transfer or delivery of such shares of Preferred Stock to the Transfer Agent by the Holder thereof in the manner required by this Article 6. Shares of Preferred Stock in respect of which a Fundamental Change Purchase Notice has been given by the Holder thereof may not be converted into Common Stock on or after the date of the delivery of such Fundamental Change Purchase Notice unless such Fundamental Change Purchase Notice has first been validly withdrawn as specified in Section 6.4.

     6.6 Deposit of Purchase Price

          On the Business Day immediately following the Fundamental Change Purchase Date, the Issuer shall deposit with the Transfer Agent an amount of cash (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate purchase price of all shares of Preferred Stock or portions thereof that are to be purchased as of the Fundamental Change Purchase Date. The manner in which the deposit required by this Section 6.6 is made by the Issuer shall be at the option of the Issuer; provided, however, that such deposit shall be made in a manner such that the Transfer Agent shall have immediately available funds on the date of deposit. If the Transfer Agent holds cash sufficient to pay the purchase price of any share of Preferred Stock for which a Fundamental Change Purchase Notice has been tendered and not withdrawn in accordance with this Certificate of Designations on the Business Day following the Fundamental Change Purchase Date then, immediately after such Fundamental Change Purchase Date (regardless of whether or not a book-entry transfer or delivery of such shares of Preferred Stock to the Transfer Agent by the Holder thereof in the manner required by this Article 6 is made), such shares of Preferred Stock will cease to be outstanding, dividends (including

Liquidated Damages) will cease to accrue and all other rights of the Holder shall terminate (other than the right to receive the purchase price as aforesaid).

     6.7 Preferred Stock Purchased in Part

          Upon surrender of the certificate or certificates representing shares of Preferred Stock that is or are purchased in part, the Issuer shall execute and the Transfer Agent shall authenticate and deliver to the Holder, a new certificate or certificates representing shares of the Preferred Stock in an amount equal to the unpurchased portion of the shares of Preferred Stock surrendered for partial purchase.

     6.8 Repayment to the Issuer

          The Transfer Agent shall return to the Issuer any cash that remains unclaimed for two years, subject to applicable unclaimed property law, together with interest, if any, thereon held by them for the payment of the Fundamental Change purchase price; provided, however, that to the extent that the aggregate amount of cash deposited by the Issuer pursuant to this Section 6.8 exceeds the aggregate purchase price of the Preferred Stock or portions thereof which the Issuer is obligated to purchase as of the Fundamental Change Purchase Date, then on the Business Day following the Fundamental Change Purchase Date, the Transfer Agent shall return any such excess to the Issuer. Thereafter, any Holder entitled to payment must look to the Issuer for payment as general creditors, unless an applicable abandoned property law designates another Person.

7. Liquidation Preference

     7.1 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Issuer or reduction or decrease in the Capital Stock resulting in a distribution of assets to the Holders of any class or series of the Capital Stock, Holders of the Preferred Stock will be entitled to be paid, out of assets of the Issuer available for distribution, the Liquidation Preference per share plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up), before any distribution is made on any Junior Stock, including, without limitation, the Common Stock but after any distribution is made on any of the Issuer’s indebtedness or Senior Stock.

     7.2 If, upon any voluntary liquidation, dissolution or winding up of the Issuer, the amounts payable with respect to the liquidation performance of the Preferred Stock and all other Parity Stock are not paid in full, the Holders of the Preferred Stock and the Parity Stock will share pro rata in proportion to the full distribution to which each is entitled.

     7.3 After payment of the full amount of the Liquidation Preference to which Holders of shares of the Preferred Stock are entitled (including all accumulated and unpaid dividends to which Holders of the shares of Preferred Stock are entitled), the Holders of shares of the Preferred Stock will have no right or claim to any of the remaining assets of the Issuer.

     7.4 Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer nor the consolidation, merger or amalgamation of the Issuer with or into one or more entities or the consolidation, merger or amalgamation of one or more entities with or into the Issuer will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Issuer, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Issuer.

     7.5 Notwithstanding the foregoing, the Issuer is not required to set aside any funds to protect the Liquidation Preference of the shares of Preferred Stock.

8. Voting Rights

     8.1 Except as otherwise provided by the Delaware General Corporation Law or the Certificate of Incorporation, each Holder of the Preferred Stock will have one vote for each share held by the Holder on all matters voted upon by the holders of common stock of the Issuer.

     8.2 Special Voting Rights

          (a) (i) If dividends payable on any shares of the Preferred Stock or any other class or series of Parity Stock are in arrears and unpaid for Dividend Periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (ii) if the Issuer fails to pay the Redemption Price on the Redemption Date or the purchase price on the Fundamental Change Purchase Date, then, in each case, the Holders of the Preferred Stock voting separately as a class with all other series of preferred stock on parity with the Preferred Stock upon which similar voting rights have been conferred and are exercisable (the “Voting Rights Class”) will be entitled to vote for the election of two of the authorized number of directors at the next annual meeting of stockholders and each subsequent meeting. Upon election of any additional directors, the number of directors that comprise the Board of Directors shall be increased by the number of such additional directors. In the election of such additional directors, each Holder of shares of the Preferred Stock shall have one vote for each share of Preferred Stock held.

          (b) Such voting rights may be exercised at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as all dividends in arrears on the shares of Preferred Stock shall have been paid in full, at which time or times such voting rights and the term of the directors elected pursuant to Section 8.2(a) shall terminate and such directors shall be deemed to have resigned.

          (c) The election of directors pursuant to Section 8.2(a) shall be held at the first annual meeting of stockholders to occur after the rights under Section 8.2(a) have vested.

          (d) At any meeting held for the purpose of electing directors at which the Holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the Holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class

          (e) Any director elected pursuant to the voting rights created under this Section 8.2 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 8.2(b)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by Holders of the Voting Rights Class, or if there be no such remaining director, by the Holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 8.2, or, if no such special meeting is called, at the next annual meeting of stockholders. Upon any termination of such voting rights, the term of office of all directors elected pursuant to this Article 8 shall terminate and such directors shall be deemed to have resigned.

     8.3 The affirmative vote or consent of the Holders of at least 66 2/3% of the outstanding Preferred Stock, voting separately as the Voting Rights Class, will be required to issue, or increase the authorized number of, any class of Senior Stock, and amend, alter or repeal the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise, that would amend, alter or affect adversely the rights of Holders of Preferred Stock.

     8.4 Except as set forth in this Certificate of Designations, the creation, authorization or issuance of any shares of Junior Stock or Parity Stock or an increase or decrease in the amount of authorized Common Stock or Preferred Stock, shall not require the consent of the Holders of the Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of the Preferred Stock.

9. Amendment, Supplement and Waiver

     9.1 Without the consent of any Holder of the Preferred Stock, subject to the requirements of the Delaware General Corporation Law, the Issuer may amend or supplement this Certificate of Designations to cure any ambiguity, defect or inconsistency, to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock, to provide for the assumption of the Issuer’s obligations to Holders of the Preferred Stock in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designations of any such Holder.

10. Certain Definitions

     Set forth below are certain defined terms used in this Certificate of Designations.

     10.1 “Accepted Purchased Shares” is as defined in Section 4.7(f).

     10.2 “Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     10.3 “Additional Shares” is as defined in Section 4.7(i).

     10.4 “Business Day” means any day other than a Legal Holiday.

     10.5 “Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

     10.6 “Certificate of Incorporation” means the Restated Certificate of Incorporation of NRG Energy, Inc., as amended from time to time.

     10.7 “Closing Sale Price” means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for the Common Stock as reported in composite transactions on the principal U.S. securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

     10.8 “Common Stock” means the Issuer’s authorized $.01 par value Common Stock.

     10.9 “Conversion Date” is as defined in Section 4.2(a).

     10.10 “Conversion Notice” means written notice from the Holder to the Issuer set forth in the form Certificate attached hereto.

     10.11 “Conversion Price” means $40.00 per share of Common Stock subject to adjustment pursuant to this Certificate of Designations.

     10.12 “Conversion Rate” means the number of shares of Common Stock equal to the Liquidation Preference of one share of Preferred Stock divided by the Conversion Price, such Conversion Rate shall be approximately 25 shares as of the date of this Certificate of Designations, subject to adjustment pursuant to this Certificate of Designations.

     10.13 “DTC” shall mean the Depository Trust Corporation, New York, New York.

     10.14 “Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2005, or if any such date is not a Business Day, on the next succeeding Business Day.

     10.15 “Dividend Payment Record Date” means with respect to the dividends payable on March 15, June 15, September 15 and December 15 of each year, March 1, June 1, September 1 and December 1 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors from time to time.

     10.16 “Dividend Period” means the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the immediately succeeding Dividend Payment Date.

     10.17 “Effective Date” is as defined in Section 4.7(i).

     10.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     10.19 “Expiration Date” is as defined in Section 3.4(a)(i).

     10.20 “Expiration Time” is as defined in Section 4.7(e).

     10.21 “Fundamental Change” means a transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of the Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration 90% or more of the fair market value of which is not common stock that:

          (a) is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, or

          (b) is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

     10.22 “Fundamental Change Conversion Period” is as defined in Section 4.7(i).

     10.23 “Fundamental Change Purchase Date” is as defined in Section 6.1.

     10.24 “Fundamental Change Purchase Notice” is as defined in Section 6.3.

     10.25 “Holder” means a Person in whose name shares of Capital Stock is registered.

     10.26 “Issuer” means NRG Energy, Inc., a Delaware corporation.

     10.27 “Junior Stock” is as defined in Section 3.1.

     10.28 “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     10.29 “Liquidated Damages” is as defined in Section 2.1(f).

     10.30 “Liquidation Preference” means $1,000 per share of Preferred Stock.

     10.31 “Market Value” means the average of the Closing Sale Prices of the Common Stock for 20 consecutive Trading Days commencing 30 Trading Days before the record date with respect to any distribution, issuance or other event requiring such computation, appropriately adjusted (as determined in good faith by the Board of Directors, whose determination shall be conclusive) to take into account the occurrence, during the period commencing on the first of such 20 consecutive Trading Days and ending on such record date, of any event requiring adjustment of the Conversion Price.

     10.32 “Offer Expiration Time” is as defined in Section 4.7(f).

     10.33 “Parity Stock” is as defined in Section 3.1.

     10.34 “Person” means any individual, corporation, partnership, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     10.35 “Pre-Dividend Sale Price” is as defined in Section 4.7(g).

     10.36 “Preferred Stock” means the Preferred Stock authorized in this Certificate of Designations.

     10.37 “Public Acquirer Common Stock” is as defined in Section 4.7(j).

     10.38 “Public Acquirer Fundamental Change” is as defined in Section 4.7(j).

     10.39 “Purchased Shares” is as defined in Section 4.7(e).

     10.40 “Redemption Date” means that certain date set forth in the Redemption Notice on which date the redemption of the Preferred Stock is completed.

     10.41 “Redemption Notice” means that notice to be given by the Issuer to the Holders notifying the Holders as to the redemption, in whole or in part, of the Preferred Stock pursuant to Article 5 hereof. The Redemption Notice shall include the following information: (i) the Redemption Date and the time of day on such date; (ii) the total number of shares of Preferred Stock to be redeemed and, if fewer than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price and delivery of certificates representing shares of Common Stock (if the Issuer so chooses); (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date unless the Issuer defaults in the payment of the Redemption Price; and (vi) the name and address of the Transfer Agent. Redemption Notice shall be given by first-class mail to each record Holder of the shares to be redeemed, at such Holder’s address as the same appears on the books of the Issuer.

     10.42 “Redemption Price” means that price established for redemption of the Preferred Stock established in Section 5.1 hereof.

     10.43 “Registration Default” shall have the meaning assigned to it in the Registration Rights Agreement.

     10.44 “Registration Rights Agreement” means the Registration Rights Agreement dated as of December 20, 2004 between the Issuer, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., relating to the Preferred Stock.

     10.45 “Senior Stock” is as defined in Section 3.1.

     10.46 “Stock Price” is as defined in Section 4.7(i).

     10.47 “Subsidiary” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

     10.48 The “Transfer Agent” shall be as established pursuant to Article 11 hereof.

     10.49 “Trading Day” means any regular or abbreviated trading day on the New York Stock Exchange.

     10.50 “Voting Rights Class” is as defined in Section 8.2.

     10.51 “Voting Stock” means the total voting power of all classes of Capital Stock then outstanding and normally entitled to vote in the election of the Board of Directors without regard to the occurrence of any contingency.

11. Transfer Agent and Registrar

          The duly appointed Transfer Agent and registrar for the Preferred Stock shall be Wells Fargo Bank, N.A. The Issuer may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Issuer and the Transfer Agent; provided that the Issuer shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

12. Other Provisions

     12.1 With respect to any notice to a Holder of shares of the Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

     12.2 Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Issuer undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Issuer except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designations.

     12.3 In the Issuer’s discretion, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion, redemption, or as dividends payable in the Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion, redemption, or dividend payment will be paid in cash based on the Closing Sale Price of the Common Stock at the close of business on the same Trading Day as the date of conversion or such later time as the Issuer is legally and contractually able to pay for such fractional shares.

     12.4 The shares of Preferred Stock shall be issuable in whole shares.

     12.5 All notices periods referred to herein shall commence on the date of the mailing of the applicable notice.

     IN WITNESS WHEREOF, NRG Energy, Inc. caused this Certificate to be signed this 20th day of December 2004.

NRG ENERGY, INC.

By:	/s/ David Crane

Name: David Crane Title: President and Chief Executive Officer